July 23, 2020

The Alkaline Water Company Delivers
Record Full Year Fiscal 2020 Results

  Record fiscal year revenue of $41.1 million, representing year-over-year growth of 28%.
  Record fiscal-fourth quarter revenue of approximately $12.1 million, representing year- over-year growth of 51%.

SCOTTSDALE, Ariz., July 23, 2020 (GLOBE NEWSWIRE) -- The Alkaline Water Company Inc. (NASDAQ and CSE: WTER) (the “Company”), is a producer of premium bottled alkaline water, flavored-infused waters, and CBD infused products sold under the brand names

Alkaline88®, A88 Infused™, and A88CBD™, respectively. The Company today announces that it reported record fiscal fourth-quarter and full-year revenue that exceeded expectations. Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended March 31, 2020, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information. We expect to file our Form 10-K by August 14, 2020.

“Fiscal 2020 was a banner year for The Alkaline Water Company. We delivered record revenue of $41.1 million, which came in above the high end of our guidance range. Our lifestyle brands are gaining momentum as we continue to make solid progress toward our strategic goals. During the year, our teams expanded our national footprint, added new trades, accelerated our c-store penetration, launched a new line of in-demand CBD products, established a direct to consumer e-commerce presence, and made good progress on our flavors and eco-friendly offerings,” stated Richard A Wright, President and CEO of The Alkaline Water Company.

“Our growing brands, Alkaline88®, A88 Infused™, and A88CBD™, are resonating with the health and wellness-focused consumers. More households have tasted our water over the past three months than at any time in the Company’s history. We see solid demand from new and existing retailers who are increasing shelf space for all-natural products. Also, our entrance into the much larger hospitality space and our recently launched e-commerce site, Alkaline88.com, will provide new growth catalysts in the coming year. While we are not providing full-year guidance due to COVID related macro uncertainties, we expect our growing brands to outperform their respective segment growth. In particular, our major growth catalysts will include our single-serve sizes, flavor-infused waters, and eco-friendly aluminum bottle. In addition, there is a pent up demand for our proprietary CBD products that will see accelerated growth in the third and fourth quarter of fiscal 2021. Our experienced team of professionals and our efficient variable cost business model ensures that we will be able to execute on all of our current business objectives.”

Key Operational Highlights:

  Reported record April sales of $7.1 million, representing growth of approximately 171% over the prior-year month.
  More than doubled supply chain capabilities and secured domestic suppliers for every component of our product portfolio.
  Successfully launched direct-to-consumer, end-to-end e-commerce platforms, A88CBD.com, and Alkaline88.com.
  Expanded online and brick-and-mortar channels for the A88CBD™ portfolio of products.
  Added over 15,000 retail locations during the current calendar year bringing national retail footprint up to 70,000 stores.
  Delivered 300,000 aluminum bottles of Alkaline88® in 500-ml sustainable single-serve packaging to the California and Texas markets.
  A88 Infused™ flavor waters to reach up to 12,500 stores nationwide by the end of Summer.
  Strengthened leadership team; added Director of Operations, Director National Sales, and sales and operational executives to its CBD operations.

“We delivered exceptional growth during our fiscal Q4 as demand for our products continued to accelerate throughout the quarter and into the new fiscal year. Our team and partners adjusted quickly to the surging demand, driving strong growth, and creating new opportunities for our growing lifestyle brands. To further strengthen our brand equity and to align with shifting consumer buying trends, we launched our direct-to-consumer e-commerce site during that quarter. And for the first time in the company’s history, we will launch our full- scale traditional marketing program led by the highly reputable Los Angeles based agency, Davis Elen. This national campaign will enhance our existing digital strategies with TV, radio, billboards, social media, and online ads to provide users with a seamless omnichannel experience for all our product categories.”

Fiscal Q4 2020 Financial Highlights (Unaudited):

  Revenue of approximately $12.1 million, increased $4.1 million or approximately 51% year-over-year primarily due to strong demand across all product categories.
    Revenue increased by approximately $3.5 million or 43% sequentially.
  Gross profit of $4.8 million, increased approximately $1.8 million or 59% year-over- year, primarily due to the increase in sales.
    Gross Profit dollars increased by approximately $1.4 million or 42% sequentially.
  Gross margin of 40%, a 2% improvement year-over-year.
  Net loss per share of $0.08 was flat year over year.

Fiscal 2020 Full Year Highlights (Unaudited):

  Revenue of approximately $41.1 million, increased $8.9 million or approximately 28% compared to fiscal 2019.
  Gross profit of approximately $16.8 million, increased $3.9 million or 30.1% compared to fiscal 2019.
  Gross margin of 41%, an improvement year-over-year.
  Net loss of approximately $14.8 million an increase of $6.2 million, primarily resulting from an increase in non-cash charges of $1.6 million and $4.5 million of non-recurring expenses.

  Net loss per share of $0.34 increased by $0.07 compared to fiscal 2019.
  Cash balance of $4.6 million as of March 31, 2020.

(All amounts are in U.S. dollars)

“Fiscal 2021 is off to a great start with FQ1 shaping to be another record quarter for the Company. As we look to the future, we believe that we are building a strong national lifestyle brand and that our eco-friendly aluminum bottles, flavored infused waters, and CBD products will all contribute significantly to our fiscal year 2021’s success.”

Fiscal 2021 Revenue Guidance

“Normally, we would be offering our guidance for fiscal 2021. Unfortunately, none of our sales channel partners have provided guidance that would give us confidence in giving any numbers at this time. We hope to provide full-year guidance in our upcoming FQ1 call, which will be after our earnings release and on or before August 14,” concluded Mr. Wright.

Recent Business and Operational Highlights

National Footprint and Channel Expansion

  Alkaline88® flagship brand of premium alkaline water is now available in 70,000 stores across all trades in the U.S.
  Delivered 300,000 aluminum bottles of Alkaline88® in 500-ml sustainable single-serve packaging to the California and Texas markets.
  Expands online and brick and mortar channels for A88CBD™ portfolio of products.
    Products now available online at Amazon, CBD.co, healwithnature.com, and DirectCBDOnline.com and at PureCBD and Alchemist Kitchen retail locations, in L.A. and New York.
  Accelerated convenience store growth strategy with several new distribution agreements.
    Added the nation’s second-largest distributor, which extends our reach to approximately 15,000 stores nationwide.
    Potential reach canvases the entire nation, with a concentration in California, Texas, and the Northwest markets.
    Added over 10,000 new convenience stores since the inception of the program and the Company expects to reach approximately 25,000 stores by the end of fiscal 2021.
  Expanded into natural and specialty food channel with C.A. Fortune.
  Expanded national distribution with KeHE for flavor-infused waters and UNFI and broker CA Fortune for its A88CBD™ portfolio of products.
  Received summer commitments from 12,500 retailers for flavor-infused products.

Innovation and Product Portfolio Expansion

  Launched A88 infused™ and introduced a robust line of A88CBD™ infused portfolio of products.
    Launched A88CBD™ topical portfolio in January and the A88CBD™ ingestibles product line in May of 2020.
    The topical product lineup includes salves, balms, lotions, essential oils, and bath-salts, all made with lab-tested full and broad-spectrum hemp.

    The ingestible product lineup includes gummies, capsules, and tinctures, all made with lab-tested broad-spectrum hemp.
  Announced new single-serve 500ml Eco-friendly Aluminum bottles.
    To be carried by national distributor KeHE with support from leading national broker CA Fortune.

Corporate Development

  Enhanced digital customer experience by adding new content and features to A88CBD.com
    Strong monthly viewership across both e-commerce platforms with an approximately 26% return customer rate on the A88CBD™ product line.
  Featured and showcased A88 Infused™ flavor-infused and A88CBD™ product line at various national expos and tradeshows.
    Ranked #1 best selling national brand by units sold at the 2020 KeHE Holidays of Hope Show.
  Announced listing on the Canadian Stock Exchange and terminated TSX.V listing.
  Alkaline88® select premier marketing firm, Davis Elen, as the agency of record.

Brand Awareness

  Alkaline88® remains the #1 selling bulk alkaline water nationally.
  Introducing new brand ambassadors, Justin Sander and Brent Marks, two of dirt-track racing rising stars.
  Alkaline88 ® showcased the A88CBD™ product portfolio at the ECRM® CBD Health and Beauty Jacksonville Expo.
  Announces new marketing initiatives and brand refresh for Alkaline88®.

Other than as set out in the Company’s current report on Form 8-K filed on July 17, 2020, copy of which is available on EDGAR at www.sec.gov and SEDAR at www.sedar.com, and as set out in this news release, there have been no material business developments since June 26, 2020, being the date of the news release announcing the postponement of filing of the Company’s annual financial statements, annual management’s discussion and analysis and annual information form for the year ended March 31, 2020, due to logistics and delays caused by the COVID-19 pandemic.

The following table summarizes the operating results for the three months, and full-year ended March 31, 2020, and 2019 (Unaudited):

(All Amounts are in U.S. dollars and millions)

	For the year ended	For the year ended	Year over Year
	March 31, 2020	March 31, 2019	Change %
Revenue	$41.1	$32.2	27%
Cost of Good Sold	$24.3	$19.3	26%
Gross Profit	$16.8	$12.9	30%
Net Loss	$(14.8)	$(8.6)	72%

	For the three	For the three
	months ended	months ended	Year over Year
	March 31, 2020	March 31, 2019	Change %
Revenue	$12.1	$8.0	51%
Cost of Good Sold	$7.3	$5.0	46%
Gross Profit	$4.8	$3.0	59%
Net Loss	$(4.0)	$(2.8)	40%

Conference Call Information

The Alkaline Water Company will conduct a conference call to review its operating results for the quarter and full-year ended March 31, 2020, on Thursday, July 23, 2020, at 5:00 PM Eastern Time. This call may include material information not included in this press release.

Date: July 23, 2020

Time: 5:00 PM Eastern Time (ET)

Dial-in Number for U.S. and Canadian Callers:877-407-3088

Dial-in Number for International Callers (Outside of the U.S. and Canada):201-389- 0927

Participating on the call will be the Company’s President and CEO Richard A. Wright and Chief Financial Officer David Guarino, who will discuss operational and financial highlights for the full-year and fiscal fourth quarter, as well as its outlook for the full fiscal year 2021.

To join the live conference call, please dial into the above-referenced telephone numbers five to 10 minutes prior to the scheduled call time.

A replay will be available for one week starting on July 24, 2020, at approximately 10:30 AM (ET). To access the replay, please dial 877-660-6853 in the U.S. or Canada and 201-612- 7415 for international callers. The conference ID# is 13706941.

About The Alkaline Water Company

Founded in 2012, The Alkaline Water Company (NASDAQ and CSE: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88 ®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH balanced alkaline drinking water with trace minerals and electrolytes and boasts our trademarked label ‘Clean Beverage.’ Quickly being recognized as a growing lifestyle brand, Alkaline88® launched A88 infused™ in 2019 to meet consumer demand for flavor-infused products. A88 Infused™ flavored water is available in six unique all-natural flavors, with new flavors coming soon. Additionally, in 2020, the Company launched A88CBD™ brand, featuring a broad line of topical and ingestible products. These products are made with lab-tested full and broad-spectrum hemp and include salves, balms, lotions, essential oils, bath-salts, CBD infused drinks, tinctures, capsules, gummies, and powder packs. To purchase A88CBD Infused™ products online, visit us at www.A88CBD.com. To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements.” Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward- looking statements include, among other things, the following: that the Company’s recently launched e-commerce site, Alkaline88.com, will provide new growth catalysts in the coming year; that the Company expects its growing brands to outperform their respective segment growth; that the Company’s major growth catalysts will include the single-serve sizes, flavor infused waters, and eco-friendly aluminum bottle; that there is pent us demand for the Company’s proprietary CBD products that will see accelerated growth in the third and fourth quarter of fiscal 2021; that the Company’s experienced team of professionals and the Company’s efficient variable cost business model insures that the Company will be able to execute on all of its current business objectives; that the Company’s full-scale traditional marketing program will enhance the Company’s existing digital strategies with TV, radio, billboards, social media, and online ads to provide users with a seamless omnichannel experience for all the Company’s product categories; that FQ1 is shaping to be another record quarter for the Company; that the Company believes that the Company is building a strong national lifestyle brand and that the Company’s eco-friendly aluminum bottles, flavored infused waters, and CBD products will all contribute significantly to the Company’s fiscal year 2021’s success; and that the Company hopes to provide full-year guidance in its upcoming FQ1 call which will be after its earnings release and on or before August 14.

The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company’s products will continue to significantly grow; that the past production capacity of the Company’s co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company’s products; that there will be an expansion into new national and regional grocery retailers; that there will be an expansion into new e-commerce, home delivery, convenience, and healthy food channels; that there will not be interruptions on production of the Company’s products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company’s products; and that the Company will be able to obtain additional capital to meet the Company’s growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water or any other products, including products containing hemp/CBD; the fact that consumers may not embrace and purchase any of the Company’s CBD-infused products; the fact that the Company may not be permitted by the FDA or other regulatory authority to market or sell any of its CBD-infused products; additional competitors selling alkaline water and enhanced water products in bulk containers reducing the Company’s sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; the fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply-chain interruption due to factors beyond the Company’s control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company’s ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; and competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Richard A. Wright

President and CEO, or

Sajid Daudi

Director of Investor Relations & Corporate Communications
800-923-1910

investors@thealkalinewaterco.com

Media

Jessica Starman
888-461-2233
jessica@elev8newmedia.com

Source: The Alkaline Water Company Inc.